Austin Atlantic Asset Management Co

May 19, 2020

Treesdale Partners, LLC

1325 Avenue of the Americas, Suite 2302
New York, New York 10019

Ladies and Gentlemen:

Reference is made to the Investment Sub-Advisory Agreement between us dated as of dated as of June 6, 2017, as amended, (the “Agreement”). This letter serves to amend Sections 10 and 16 of the Agreement as stated below. In addition, we agree that, for purposes of Section 16 of the Agreement, the meeting of the Board of Trustees of Asset Management Fund, held via teleconference on May 19, 2020, shall constitute an in person meeting.

1.	Section 10 of the Agreement is replaced entirely with the following:

Duration and Termination. This Agreement will become effective with respect to each Fund upon the date listed for such Fund on Schedule A, provided that it shall have been approved by vote of a majority of the outstanding voting securities of such Fund, in accordance with the requirements under the 1940 Act, and, unless sooner terminated as provided herein, shall continue in effect for an initial term of two years from its original effective date for such Fund. Thereafter, if not terminated, this Agreement shall continue in effect as to a particular Fund for successive one-year terms, provided that such continuance is specifically approved at least annually (a) by the vote of a majority of those members of the Trust’s Board of Trustees who are not parties to this Agreement or interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval, or otherwise, as permitted by the 1940 Act, rules, interpretations or exemptive relief thereunder, and (b) by the vote of a majority of the Trust’s Board of Trustees or by the vote of a majority of all votes attributable to the outstanding shares of such Fund in accordance with the provisions of the 1940 Act and rules interpretations or exemptive relief thereunder. Notwithstanding the foregoing, this Agreement may be terminated as to a particular Fund at any time on 60 days’ written notice, without the payment of any penalty, by the Trust (by vote of the Trust’s Board of Trustees or by vote of a majority of the outstanding voting securities of such Fund) or by the Investment Adviser or Sub-Adviser. This Agreement will immediately terminate, without payment of penalty, (i) in the event of its assignment, or (ii) in the event the Investment Advisory Agreement between the Investment Adviser and the Trust is assigned or terminates for any other reason. In addition, the Trust or the Investment Adviser has the right to terminate this Agreement upon immediate notice if the Sub-Adviser becomes statutorily disqualified from performing its duties under this Agreement or otherwise is legally prohibited from operating as an investment adviser. This Agreement will also terminate upon written notice to the other party that the other party is in material breach of this Agreement, unless the other party in material breach of this Agreement cures such breach to the reasonable satisfaction of the party alleging the breach within thirty (30) days after written notice. As used in this Agreement, the terms “majority of the outstanding voting securities”, “interested persons” and “assignment” shall have the same meanings as ascribed to such terms in the 1940 Act.

2.	Section 16 of the Agreement is replaced entirely with the following:

Amendment of this Agreement. No provision of this Agreement may be changed, waived, discharged or terminated orally, and no amendment of this Agreement shall be effective until approved by the Board, including a majority of the trustees who are not interested persons of the Investment Adviser or of the Trust and (if required under interpretations of the 1940 Act by the Securities and Exchange Commission or its staff) by vote of the holders of a majority of the outstanding voting securities of the Fund to which the amendment relates.

Please indicate your acceptance of the foregoing by executing two copies of this Letter Agreement, returning one to the Trust and retaining one copy for your records.

Sincerely,

Austin Atlantic Asset Management Co.

By:	/s/ Sean Kelleher

Name:	Sean Kelleher

Title:	President

Accepted:

Treesdale Partners, LLC

By:	/s/ Yung Lim

Name:	Yung Lim

Title:	Managing Partner